PROSPECTUS SUPPLEMENT
(To Prospectus dated September 19, 2001)

                                  $180,000,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                     MASSACHUSETTS WATER RESOURCES AUTHORITY
                            MULTI-MODAL SUBORDINATED
                $95,000,000 GENERAL REVENUE BONDS, 2001 SERIES A
                $85,000,000 GENERAL REVENUE BONDS, 2001 SERIES B

Date of the Bonds: Date of Delivery           Due: 2001 Series A: August 1, 2023
                                                   2001 Series B: August 1, 2031

                                   ----------

      Liquidity Facility: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

      Terms of the Bonds: The bonds will constitute subordinated general obligations of the Massachusetts Water Resources Authority, a body politic and corporate, a public instrumentality and an independent public authority of the Commonwealth of Massachusetts, established under the Massachusetts Water Resources Authority Act, Chapter 372 of the Acts of 1984 of the Commonwealth of Massachusetts. The bonds are payable solely from and secured solely by a subordinated lien on and pledge of certain revenues and other moneys of the Authority. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Our obligations under the standby bond purchase agreement are not being sold separately from the bonds The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

      Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information under the heading "The Company," located in the prospectus accompanying this prospectus supplement.

--------------------------------------------------------------------------------

Salomon Smith Barney                                             Lehman Brothers

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         The date of this prospectus supplement is September 19, 2001.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Salomon Smith Barney Inc. and Lehman Brothers Inc., the underwriters of the bonds, have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

      We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $180,000,000 aggregate principal amount of Multi-Modal Subordinated General Revenue Bond, 2001 Series A and 2001 Series B, which will be issued on or about September 26, 2001 by the Massachusetts Water Resources Authority, a body politic and corporate, a public instrumentality and an independent public authority of the Commonwealth of Massachusetts, established under the Massachusetts Water Resources Authority Act, Chapter 372 of the Acts of 1984 of the Commonwealth of Massachusetts and which will be governed by the terms of a general bond resolution adopted by the Authority on January 24, 1990, as amended and supplemented, and the thirty-fourth supplemental resolution approved by the Authority as of March 21, 2001 (both resolutions are referred to together as the "general resolution"). Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. State Street Bank and Trust Company, N.A. will act as tender agent, the entity responsible for accepting tender notices and tendered bonds. The remarketing agents, and any successors, will be obligated to use their best efforts to remarket the bonds. We will enter into a standby bond purchase agreement with the tender agent, which will obligate us under certain circumstances to purchase unremarketed bonds from holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation, which will irrevocably obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

      GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the obligations. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

General

      The Series A bonds will be issued in the aggregate principal amount of $95,000,000, will be dated as of their date of initial delivery and will mature on August 1, 2023. The Series B bonds will be issued in the aggregate principal amount of $85,000,000 will be dated as of their date of initial delivery and will mature on August 1, 2031. So long as the bonds bear interest at a weekly rate, interest will be payable monthly on the first business day of each calendar month, beginning on November 1, 2001.

      The bonds may bear interst in any of five interest rate modes: the daily rate, the weekly rate, the commercial paper rate, the auction rate and the term rate. Initially, bonds will bear interest at the weekly rate. The initial interest rate for the bonds will be effective from the date of delivery through Tuesday, October 2, 2001.

      While bearing interest at the weekly rate, the bonds will be offered in denominations of $100,000 and integral multiples of $5,000 in excess of $100,000.

Weekly Interest Rates

      The bonds will initially bear interest at the weekly rate. The weekly rate will be determined weekly for the Series A bonds by Salomon Smith Barney Inc., acting as remarketing agent with respect to the Series A bonds, and for the Series B bonds by Lehman Brothers Inc., acting as remarketing agent with respect to the Series B bonds. The weekly rate, as determined by the remarketing agents, will be the minimum rate of interest that would under then existing market conditions result in the sale of the bonds in a weekly rate mode at a price equal to the principal amount of the bonds plus accrued interest, if any. Each remarketing agent will determine the weekly rate for the respective series of bonds before 5:00 p.m., New York time, on each Tuesday, or if such Tuesday is not a business day, the next succeeding day or, if such day is not a business day, the business day next preceding Tuesday.

      In the event a remarketing agent fails to determine an interest rate for the Series A bonds or the Series B bonds, as applicable, while they bear interest at a weekly rate, the interest rate for each interest period will be the most recently published index for seven-day variable rate demand bonds, as published by Kenny Information Systems or its successor.

      Interest on the bonds bearing interest at the weekly rate will be calculated on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed. The determinations by the remarketing agents of the interest rates for bonds will be conclusive and binding, in the absence of manifest error, upon the Authority, the remarketing agents, the tender agent, the trustee, the issuer of the credit facility, any issuer of a liquidity facility, and the owners of the bonds. No bond (other than bonds owned by us) may bear interest at an interest rate higher than the maximum rate of interest, which is 12% per annum. The maximum rate of interest may be increased above 12% to a rate not to exceed 20% per annum at the option of the Authority, subject to the approval of bond counsel and the issuer of the credit facility, and, if necessary, the provision of a new or increased liquidity facility. The maximum rate of interest will never exceed the highest lawful rate as advised by counsel to the Authority.

Optional and Mandatory Tender of the Bonds While Bearing Interest at the Weekly Rate

      Optional Tender. While a bond is bearing interest at a weekly rate, an owner of a bond may elect to have that bond (or portions of that bond equal to a denomination of $100,000 or an integral multiple of $5,000 in excess of $100,000) purchased, at a price equal to the purchase price of the bond and on the date specified by the owner of the bond for such purchase, upon delivery of a notice of tender, to the remarketing agent for the applicable series and the tender agent not later than 4:00 p.m., New York time, on a business day not less than seven days before the date of purchase specified by the owner. The notice will state the principal amount of such bond (or portion of such bond) to be purchased, and that such bond will be purchased on the date of purchase.

      The purchase price for any bond (or denomination of $100,000 or an integral multiple of $5,000 in excess of $100,000) optionally tendered or subject to mandatory tender for purchase as described below will be in the principal amount of such bond plus accrued interest, if any, to the date of the purchase of such bond.

      Mandatory Purchase Upon Expiration of a Liquidity Facility. If the then-effective liquidity facility for the bonds are to expire or terminate on any date, and no substitute alternate liquidity facility has been obtained which satisfies certain requirements, then all the bonds subject to the expiring liquidity facility will be subject to mandatory purchase at the purchase price on the second business day before the expiration date of the liquidity facility. The trustee will, at least 15 days before the mandatory purchase date, give notice to the owners of the applicable bonds of this mandatory purchase. The notice will state that the liquidity facility will expire on the expiration date (specifying the date) and that the bonds are required to be tendered for purchase (specifying the date of mandatory purchase).

      Mandatory Purchase Upon Substitution of Alternate Liquidity Facility. In connection with the obtaining of an alternate liquidity facility with respect to a series of bonds, all bonds of such series will be subject to mandatory tender for purchase on the date on which such alternate liquidity facility is to be substituted for the liquidity facility relating to such series at the applicable purchase price. The trustee, no later than seven days before the date of substitution of the liquidity facility, will give notice to the owners of the bonds stating that the then-effective liquidity facility is being replaced by an alternate liquidity facility, whether the trustee has received written confirmation from each of Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.,

Moody's Investors Service, Inc. and Fitch Inc. that, as a result of such substitution, the then-current long term ratings on the bonds will not be reduced or withdrawn and the then-current short term ratings will not be reduced or withdrawn, and that such bonds are required to be tendered for purchase on the date of substitution of the liquidity facility.

      Mandatory Purchase Upon Certain Termination Events. The liquidity facility issuer of a then-effective liquidity facility may elect to terminate such facility upon at least 30 days' notice to the trustee if the Authority does not timely pay regularly scheduled commitment fees or other amounts (other than the principal of or interest on any bonds owned by us, as discussed below) payable to such liquidity facility issuer, or if any other termination event specified in the liquidity facility occurs. Upon receipt of notice from the liquidity facility issuer of such event, all bonds subject to such liquidity facility will be subject to mandatory purchase at the applicable purchase price. At least seven days prior to the date for such purchase, the trustee will give notice to the owners of the affected bonds specifying such date, which will be the second business day before the termination date.

      Mandatory Purchase Upon Change in Interest Rate Mode. If the Authority determines to change the interest rate mode of the bonds to another interest rate mode, the bonds will be subject to mandatory tender for purchase on the effective date of such change in interest rate mode at the purchase price, whether or not all of the conditions to such change in interest rate mode are satisfied, except that bonds bearing interest at an auction rate will not be subject to mandatory tender for purchase if such conditions are not satisfied. The Trustee will provide at least 15 days' notice of such mandatory tender with respect to a change from any short-term interest rate mode to any other short-term interest rate mode and at least 30 days' notice of such mandatory tender with respect to any other change in interest rate mode.

Remarketing of the Bonds

      Each remarketing agent will use its best efforts to find purchasers for all applicable bonds tendered for purchase at the election of the owners, and all applicable bonds required to be purchased and not retained upon a date that the interest rate changes or a date that the liquidity facility is substituted, in each case at the applicable purchase price.

      Each remarketing agent will notify the tender agent of the amount of applicable bonds that were remarketed. The tender agent, on behalf of the trustee, will request us (or the issuer of any alternate liquidity facility) to purchase under the standby bond purchase agreement (or the then applicable alternate liquidity facility) on the purchase date or the mandatory purchase date, as the case may be, at the applicable purchase price thereof, all such bonds tendered or deemed tendered and which the respective remarketing agent has been unable to remarket.

Purchase of Bonds

      Funds for the payment of the purchase price will be derived solely from the following sources in the following order of priority indicated: immediately available funds derived from the remarketing of such bonds; amounts paid by us under the standby bond purchase agreement (or paid by any other liquidity facility issuer of an alternate liquidity facility) to purchase any such bonds which are unremarketed; and in case of a change of interest rate mode to a term rate extending to the maturity of the bonds, when the bonds are being remarketed at a discount to their par value, immediately available funds of the Authority not exceeding the amount of the discount. None of the Authority, the trustee, the tender agent or the remarketing agents will be obligated to provide funds for the payment of the purchase price from any other source.

      While the book-entry only system is in effect, tenders and purchases will be made as described in "Book-Entry System" below and in the fourth paragraph below. The following three paragraphs apply if such system is not in effect.

      The bonds to be purchased must be delivered at or before 12:00 noon, New York time, on the purchase date or mandatory purchase date, as the case may be, at the office of the tender agent in New York, New York; provided, however, that payment of the purchase price of any bond purchased pursuant to optional tender will be made only if such bonds so delivered to the tender agent conform in all respects to their description in the notice of tender. On or before the close of business on the purchase date or the mandatory purchase date, as the case may be, the tender agent will purchase bonds from the owners at the purchase price. Payment of the purchase price will be made by the tender agent to the owners of such bonds.

      Any bonds sold by a remarketing agent will be delivered by such remarketing agent to the purchasers of those bonds by 3:00 p.m., New York time, on the purchase date or the mandatory purchase date, as the case may be.

      If any bond to be purchased is not delivered to the tender agent by 12:00 noon, New York time, on the purchase date or mandatory purchase date, as the case may be, the tender agent is required to hold any funds received for the purchase of such bonds in trust in a separate account to pay such funds to the former owners of such bonds upon presentation. Any such undelivered bonds will be deemed tendered and will stop accruing interest on the purchase date or mandatory purchase date, as the case may be. Any funds held by the tender agent for payment of any undelivered bonds which remain unclaimed by the former owner of such bond for a period of five years after delivery of such funds to the tender agent will be paid to the Authority, and thereafter such former owner may look only to the Authority for payment.

      During any period that the bonds are registered in the name of DTC or a nominee thereof: any notice of optional tender delivered will also provide evidence satisfactory to the tender agent that the party delivering the notice is the beneficial owner or a custodian for the beneficial owner of the bonds referred to in the notice, and if the beneficial owner is other than a participant of DTC, identify the participant through whom the beneficial owner will direct transfer; on or before the purchase date, the beneficial owner must direct (or if the beneficial owner is not a participant, cause its participant to direct) the transfer of such bonds on the records of DTC; and it will not be necessary for bonds to be physically delivered on the date specified for purchase, but such purchase will be made as if such bonds had been so delivered, and the purchase price of those bonds will be paid to DTC. In accepting a notice of tender, the trustee and the tender agent may conclusively assume that the person providing the notice of tender is the beneficial owner of the bonds being tendered and therefore entitled to tender them. Neither the trustee nor the tender agent assumes any liability to anyone in accepting a notice of tender from a person whom it reasonably believes to be such a beneficial owner of the bonds or, in its discretion, rejecting such tender, if it reasonably believes such person has not demonstrated its status as such a beneficial owner.

Change in Interest Rate Modes

      In addition to the weekly rate mode, bonds may be changed to: a commercial paper rate mode, in which the bonds will have subsequent interest rate periods, each of a duration of days (which will be at least one day and no more than 270 days) set by the remarketing agent for the applicable series, at the beginning of each such period, and during which they will bear interest at the rate set by such remarketing agent at the beginning of each such period; a daily rate mode, during which the remarketing agent will set the rate of interest for the bonds on each business day; a term rate of the period (which will be not less than 271 days) set at the beginning of such interest rate mode, during which the bonds will bear interest at the rate set by the remarketing agent at the beginning of such period; and an auction rate interest mode.

      Methods by which changes from one interest rate mode to another will be made, include the giving of notice of such change to the owners of the bonds. In addition, upon a change in interest rate mode, each owner of a bond subject to such change will have such bond purchased on the effective date of such new interest rate mode, subject to such owner's right to elect to retain such bonds in the new interest rate mode.

      The bonds of each series may be changed from one interest rate mode to another interest rate mode as often as determined by the Authority. However, once changed to the term rate mode, which extends to the maturity date thereof, the bonds will remain in such interest rate mode and not be subsequently changed to another interest rate mode. Either series of the bonds may be changed from one interest rate mode to another interest rate mode without the other series being changed.

Redemption

      Optional. While bearing interest at the weekly rate, the bonds will be subject to redemption prior to maturity, at the option of the Authority, in whole or in part on any interest payment date (and if less than all of the bonds are to be redeemed, the particular bonds to be redeemed to be selected by lot), at a redemption price equal to the principal amount of the applicable bonds to be redeemed, together with the interest accrued on such principal amount to the date fixed for redemption.

      Sinking Fund. The bonds are subject to redemption in part by lot on August 1 of the years indicated in the following chart and in the indicated principal amounts as mandatory sinking fund installments, at a redemption price equal to the principal amount plus accrued interest to the redemption date.

                              Principal Amount            Principal Amount
               Year           of Series A Bond            of Series B Bond
               ----           ----------------            ----------------

               2002              $1,900,000
               2003               1,900,000
               2004               2,000,000
               2005               2,100,000
               2006               2,200,000
               2007               2,300,000
               2008               2,400,000
               2009               2,500,000
               2010               2,500,000
               2011               2,700,000
               2012               5,200,000
               2013               5,500,000
               2014               5,700,000
               2015               5,900,000
               2016               6,200,000
               2017               6,400,000
               2018               6,700,000
               2019               6,900,000
               2020               7,200,000
               2021               7,500,000
               2022               7,800,000
               2023               1,500,000(maturity)     $ 6,600,000
               2024                                         8,500,000
               2025                                         8,800,000
               2026                                         9,200,000
               2027                                         9,600,000
               2028                                         9,900,000
               2029                                        10,400,000
               2030                                        10,800,000
               2031                                        11,200,000(maturity)

      In the event that the bonds are redeemed in part at the option of the Authority, the principal amount of bonds redeemed will be applied to reduce the amount of mandatory sinking fund installments of the applicable series of bonds (including principal due on the final maturity date of the applicable series of bonds) as the Authority will specify in writing to the trustee and the remarketing agents.

      Notice of Redemption and Other Notices. So long as the Depository Trust Company, or its nominee is the bondholder, the Authority and the trustee will recognize DTC or its nominee as the bondholder for all purposes, including notices and voting. Notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

      The trustee will give notice of redemption to the bondholders, while the bonds are bearing interest at a weekly rate, not less than fifteen (15) days prior to the date fixed for redemption. Failure to mail notice to a particular bondholder, or any defect in the notice to such bondholder, will not affect the redemption of any other bond. So long as DTC or its nominee is the bondholder, any failure on the part of DTC or failure on the part of a nominee of a beneficial owner (having received notice from a direct participant or otherwise) to notify the affected beneficial owner, will not affect the validity of the redemption.

      Selection for Redemption. In the event that less than all of the applicable series of bonds of any one maturity are to be redeemed and for so long as the book-entry system remains in effect for the bonds, the portion of any bond of a particular maturity and series to be redeemed will be selected by DTC in such manner as DTC may determine. If the book-entry only system for the bonds is no longer in effect, selection for redemption of less than all the applicable series of bonds of any one maturity will be made by the trustee by lot or in any other manner of selection the trustee in its discretion will deem appropriate and fair. Notwithstanding the foregoing, bonds held by us (if any) will be redeemed prior to any other bonds.

                                BOOK-ENTRY SYSTEM

      DTC will act as securities depository for the bond. The bonds will be issued as fully-registered bond in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

      Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bond on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bond, unless the use of the book-entry system for the bonds is discontinued.

      To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bond. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

      Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bond. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

      Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Authority subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Authority or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

      Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Authority will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

      The bond issuer and the underwriters cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriters are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

      The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

      DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Authority may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

      THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE

VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.

                             SECURITY FOR THE BONDS

General

      The bonds constitute valid and binding subordinate general obligations of the Authority and the full faith and credit of the Authority is pledged on a subordinated basis to the payment of the principal and redemption price of and interest on the bonds. The Authority is subject to suit, but its property is not generally subject to attachment or levy by execution to satisfy a judgment on the bonds. The Authority has no taxing power.

      Neither the Commonwealth of Massachusetts nor any political subdivision thereof will be obligated to pay the principal of, or premium or interest on any bond and neither the faith and credit nor taxing power of the Commonwealth or of any its political subdivisions is pledged to such payment.

      To date, the Authority has issued thirteen series of senior revenue bonds. The Authority may issue additional bonds on a parity with the senior revenue bond issued to date upon the satisfaction of certain conditions. All senior bonds are equally and ratably secured under the general resolution funds and accounts, and all senior bonds will be senior to the bonds being issued September 26, 2001 and other subordinated bonds.

      Subordinated  bonds are referred to,  together with the senior  bonds,  as
"secured bonds." To date, the Authority has issued nineteen series of subordinated bonds, which are secured by a pledge of the revenues of the Authority subordinate to that securing the senior bonds, and two series of tax-exempt commercial paper, the interest on which also is secured by such a subordinated pledge. In addition, in the event of any event of default so long as there are any bonds outstanding, directions to the trustee with respect to remedies will be given by a majority of the holders of the outstanding bonds, excluding the holders of the subordinated bonds.

      The Authority expects to issue several series of additional secured bonds, the majority of which are expected to constitute senior bonds, to finance its extensive capital program. The Massachusetts Water Resources Act limits the total amount of the Authority's bonds and notes which may be outstanding at any time. See "Certain Current Authority Information - Financial Operations - Debt Limitation."

Subordinated Net Revenue Pledge

      The Authority pledges as security for senior bonds: its revenues, all moneys or securities held in any fund or account established under the general resolution adopted and approved by the Authority (except the operating fund, the note payment fund, the rebate fund and any subordinated debt service reserve fund) together with all investment earnings thereon (except to the extent such earnings are required to be deposited into the rebate fund), and all other moneys and securities to be received by the Authority or by any fiduciary. The Authority further pledges as security for the bonds and other subordinated bonds the property described in the preceding sentence (except monies or securities in the debt service fund and the debt service reserve fund), subject to the prior pledge for the payment of the senior bonds described in the preceding sentence, and for other subordinated bonds, but not the bonds being issued September 26, 2001, the subordinated debt service reserve fund. (The Authority has not established a debt service reserve fund for the bonds being issued September 26, 2001.) Such pledges are subject to the application of revenues and the other moneys pledged as security for secured bonds.

      The Authority will promptly cause all revenues received to be deposited in the revenue fund held by the trustee and that prior to application to the debt service fund and the other funds and accounts established under the general resolution, the revenues on deposit in the revenue fund are to be applied to the Authority's expenses of maintaining, repairing and operating the systems and engaging in other activities authorized by the Massachusetts Water Resource Authority Act.

Outstanding Indebtedness

      As of September 1, 2001, the Authority had outstanding approximately $2.7 billion of bonds. Of those outstanding bonds $1.69 billion constitute subordinated bonds and $332 million constitute tax-exempt commercial paper notes (which constitute Subordinated Parity Bond Anticipation Notes). The interest on the tax-exempt commercial paper notes, but not the principal thereof, is secured by a lien on a parity with other subordinated bonds.

                       THE STANDBY BOND PURCHASE AGREEMENT

      The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture or resolution. As of the date of this prospectus supplement, we have approximately $3.1 billion of obligations currently outstanding, including the obligations we are issuing under this prospectus supplement.

      Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 37 days' interest on the bonds at an assumed rate of 12% per year.

Termination Events

      The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

      Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

            o nonpayment of any amount with respect to the bonds or of any commitment fees payable to us in respect of the standby bond purchase agreement when due;

            o nonpayment of any other fees, or any other amount, when due in respect of the standby bond purchase agreement, if such failure to pay when due shall continue for three (3) business days;

            o the failure by the Authority to have at all times a remarketing agent performing the duties contemplated by the supplemental resolution;

            o the breach by the Authority of any covenant or agreement in the standby bond purchase agreement which is not remedied within 90 days after written notice has been received by the Authority from us;

            o the occurrence and continuation of any default by the Authority in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness (including the bonds) issued, assumed or guaranteed by the Authority, which under the general resolution is senior to, or on parity with, the bonds;

            o the occurrence of any of certain bankruptcy events with respect to the Authority;

            o any occurrrence of an event of default under the general resolution or the supplemental resolution;

            o any action by the Commonwealth impairing the power of the Authority to comply with the general resolution or the supplemental resolution or impairing any of our rights or remedies or those of Bondholders; or

            o any material provision of the standby bond purchase agreement, the supplemental resolution or the bonds ceases for any reason whatsoever to be a valid and binding agreement of the Authority or the Authority contests the validity or enforceability of the standby bond purchase agreement, the supplemental resolution or the bonds.

      If a termination event occurs, we may deliver notice to the Authority, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

      The obligations of the Authority are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

      In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bond. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bond. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

      The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

      GE Capital has the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations of the bonds.

                       Ratio of Earnings to Fixed Charges

      The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                  Year Ended December 31,                    Six Months
      -----------------------------------------------          Ended
      1996       1997      1998       1999       2000      June 30, 2001
      ----       ----      ----       ----       ----      -------------

      1.53       1.48      1.50       1.60       1.52           1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            Where You Can Find More Information Regarding GE Capital

      GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                Incorporation of Information Regarding GE Capital

      The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document                         Period
--------                         ------

Annual Report on Form 10-K ...   Year ended December 31, 2000

Quarterly Reports on
  Form 10-Q ..................   Quarters ended March 31, 2001 and June 30, 2001

                                  LEGAL MATTERS

      The legality of the obligations has been passed upon by in-house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

      The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A

                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)



----------------------------------------------------------------------------


----------      ---------  ---------     --------- ---------       ---------
11:30 a.m.      11:45 a.m.               2:15 p.m.                 2:30 p.m.
    [1]             [2]                     [3]                       [4]

1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases bond, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

                                 $1,000,000,000

                         principal amount plus interest

                         liquidity facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

      FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

      Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

      We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

            These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 19, 2001

      We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

      The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

      You may request a copy of these filings, at no cost, as follows: Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

      You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

      The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

      The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the liquidity facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

      If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

      Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

      The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

      The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

      The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

      Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

      The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

      The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

      Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable liquidity facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such liquidity facility relates. The obligation of the Company under each liquidity facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

      In order to obtain funds to fulfill our obligations under the liquidity facilities, we will enter into one or more standby loan agreements with one or more standby lenders under which the standby lenders will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable liquidity facility relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. If stated in the applicable prospectus supplement, the standby lender may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the obligations. We do not anticipate that a standby lender will guarantee the Securities to which its standby loan agreement relates or our obligation under any standby purchase agreement. Standby lenders will be identified in the appropriate prospectus supplement.

                              PLAN OF DISTRIBUTION

      The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

      The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Supplement
INTRODUCTION.................................................................S-1

DESCRIPTION OF THE BONDS.....................................................S-1

BOOK-ENTRY SYSTEM............................................................S-6

SECURITY FOR THE BONDS.......................................................S-8

THE STANDBY BOND PURCHASE AGREEMENT..........................................S-9

THE STANDBY LOAN AGREEMENT; GE CAPITAL......................................S-10

LEGAL MATTERS...............................................................S-11

EXPERTS.....................................................................S-11

Prospectus
WHERE YOU CAN FIND MORE INFORMATION............................................2

INCORPORATION BY REFERENCE.....................................................3

SUMMARY........................................................................4

THE COMPANY....................................................................5

THE LIQUIDITY FACILITIES.......................................................5

THE STANDBY LOAN AGREEMENT.....................................................5

PLAN OF DISTRIBUTION...........................................................6

EXPERTS........................................................................6

                                  $180,000,000

                         principal amount, plus interest

                         LIQUIDITY FACILITY OBLIGATIONS

                                    issued by

                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                     Massachusetts Water Resources Authority
                            Multi-Modal Subordinated
                $95,000,000 General Revenue Bonds, 2001 Series A
                $85,000,000 General Revenue Bonds, 2001 Series B

                              PROSPECTUS SUPPLEMENT

                               September 19, 2001

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